Exhibit 99.1

Contacts:
Tom Ward	317-685-7330	Investors
Ali Slocum	317-264-3079	Media

Simon Property Group Announces Amended and Extended
$6.0 Billion Revolving Credit Facility and Term Loan

INDIANAPOLIS, March 16, 2020 — Simon, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, today announced that it has amended and extended its existing $4.0 billion senior unsecured multi-currency revolving credit facility, with a $6.0 billion senior unsecured credit facility comprised of a $4.0 billion multi-currency revolving credit facility and a $2.0 billion delayed draw term loan facility. The revolving facility provides for borrowings denominated in U.S. Dollars, Euro, Yen, Sterling, Canadian Dollars and Australian Dollars. The aggregate amount of the facilities may be increased in the form of additional revolving commitments and/or additional term loans up to $7.0 billion. The revolving facility will mature on June 30, 2024, and the term facility will mature on June 30, 2022. The maturity date of each facility may be extended for a period of up to one year. Based upon our current credit ratings, the interest rate under the amended revolving facility has been reduced to LIBOR plus 70 basis points from LIBOR plus 77.5 basis points.

"The newly refinanced $6.0 billion credit facility and term loan enhances our already strong financial flexibility, and when combined with our existing $3.5 billion senior unsecured credit facility provides us with $9.5 billion of total credit capacity. The closing of this facility is a continued endorsement and reaffirmation of the strength of our Company," said David Simon, Chairman, Chief Executive Officer and President.

For this Facility, JPMorgan Chase Bank and BofA Securities were the Joint Lead Arrangers and Joint Bookrunners; BNP Paribas, Citibank, Mizuho Bank, PNC, Societe Generale, Sumitomo Mitsui Banking Corporation, U.S. Bank and Wells Fargo were Joint Lead Arrangers and Co-Syndication Agents; Bank of America was Syndication Agent; Bank of Nova Scotia, Barclays, Deutsche Bank, Goldman Sachs, The Royal Bank of Canada, TD Bank and Truist Bank were Co-Documentation Agents; and Compass Bank and Banco Santander were Senior Managing Agents. In addition to the above financial institutions, there were four Managing Agents and Co-Lenders in the facility.

About Simon

Simon is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.